                                  EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial and Operating Data" and to the use of our report on the financial statements dated April 7, 1999, except for the matters described in the third paragraph of Note 10 and Note 17, as to which the date is May 27, 1999 and our report on the financial statement schedule dated May 27, 1999, in the Registration Statement on Form S-1 and related prospectus of Williams Communications Group, Inc. for the registration of its senior notes due 2009.


                                                  /s/ ERNST & YOUNG LLP
                                            ------------------------------------
                                                     ERNST & YOUNG LLP

Tulsa, Oklahoma

May 27, 1999